Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of LCNB Corp. on Form S-4 of our report dated March 9, 2022 on the consolidated financial statements of LCNB Corp., as of December 31, 2021 and for each of the years in the two-year period ended December 31, 2021, which report is included in the Company’s Annual Report on Form 10-K and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ FORVIS, LLP

FORVIS, LLP (formerly BKD, LLP)

Cincinnati, Ohio

August 10, 2023